UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2008

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement and Item 8.01 Other Events.

On February 11, 2008, PriceSmart, Inc. (“PriceSmart” or the “Company”) announced that the Company has entered into a Settlement Agreement and Release with PSC, S.A. (“PSC”), Tecnicard, Inc. and Banco de la Produccion, and their affiliates (collectively “PSC Parties”), which resolves the previously announced disputes that had been pending between the Company and the PSC Parties.

The terms of the Settlement Agreement and Release include: (i) a dismissal of all pending litigation and a mutual release of all claims; (ii) the Company’s acquisition of PSC’s 49% interest in PSMT Nicaragua (BVI), Inc. resulting in the Company being the sole owner of the PriceSmart Nicaragua business; (iii) termination of other agreements between the Company and the PSC Parties resulting in, among other things, banks affiliated with the PSC parties vacating the PriceSmart warehouses by mid-April, 2008; (iv) certain real estate conveyances between the parties relating to properties adjacent to the PriceSmart warehouse clubs in Managua, Nicaragua and Zapote, San Jose, Costa Rica, including the Company’s acquisition from PSC of a land parcel at the Zapote site and the Company’s conveyance to PSC of two land parcels at the Managua site; and (v) subject to PSC’s commercially reasonable efforts to sell, during a 60 day period commencing February 8, 2008, the Company and PSC will enter into a Put Agreement covering any of the 679,500 shares of the Company’s common stock which PSC owns at the end of such period. The Put Agreement, in turn, will require PSC to use commercially reasonable efforts to sell the shares subject to the Put Agreement during a period of 60 days from the date of the Put Agreement. At the end of such period, PSC may require the Company to purchase at $25.00 per share any of those shares which may remain unsold at the conclusion of that period. Payments made by the Company pursuant to this Agreement for items (i), (ii), (iii), and (iv) totaled $17.85 million from available operating funds.

Edgar A. Zurcher, a director of the Company since November 2000, is President and a director of PSC, S.A., and he owns 13% of Capital and Advice, Inc., which is the sole shareholder of PSC, S.A. Mr. Zurcher resigned from the Company’s board of directors on February 8, 2008.

The Company recognized a provision for settlement of pending litigation of $5.5 million for its fiscal year ending August 31, 2007. Subject to the eventual resolution of item (v), which cannot be reasonably estimated at this time, the financial impact of the Settlement Agreement and Release is consistent with that provision, net of income tax.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As required by the terms of the Settlement Agreement and Release, Edgar Zurcher resigned from the PriceSmart, Inc. Board of Directors on February 8, 2008 and informed the Board that he would not stand for election at PriceSmart’s 2008 Annual Meeting of Stockholders.

Item 5.05	Amendments to the Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In light of Mr. Zurcher’s status as a member of the PriceSmart Board of Directors until February 8, 2008 and his relationship with the PSC Parties, the Company’s Board of Directors waived the conflict provisions of the Company’s Code of Business Conduct and Ethics with respect to the Settlement and Release and the transactions contemplated thereby, and the Audit Committee approved the related party aspect of the Settlement and Release and the transactions contemplated thereby.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press release of PriceSmart, Inc. dated February 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2008	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner
Chief Financial Officer